Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

FIRST QUARTER 2017 RESULTS

LONDON, May 4, 2017 – Noble Corporation plc (NYSE: NE) today reported results for the three months ended March 31, 2017, which included the following developments:

•	$650 million in new contract awards

•	93 percent utilization in jackup fleet and total fleet utilization of 69 percent

•	Fleet total downtime of only 2.8 percent continued impressive trend of strong operational execution

•	Nine percent reduction in contract drilling service costs when compared to fourth quarter 2016, despite an increase in fleet operating days

•	$142 million in net cash from operating activities

•	Recognition of previously announced non-cash, discrete tax item totaling $260 million, or $1.07 per diluted share, resulting from internal reorganization intended to enhance liquidity

For the first quarter of 2017, the Company reported a net loss attributable to Noble Corporation of $302 million, or $1.24 per diluted share, on revenues of $363 million. The quarterly results reflect the negative impact of a non-cash, discrete tax item totaling $260 million, or $1.07 per diluted share, following a previously announced internal reorganization that should enhance liquidity through a lower current tax expense. Excluding the impact of the non-cash, discrete tax item, the net loss for the three months ended March 31, 2017 would have been $42 million, or $0.17 per diluted share.

The first quarter 2017 results compared to a fourth quarter 2016 net loss attributable to the Company of $1.3 billion, or $5.36 per diluted share, on revenues of $410 million. Results for the fourth quarter of 2016 included a charge of $1.3 billion, or $5.34 per diluted share, relating to the impairment of five rigs and certain capital spares, partially offset by gains totaling $32 million, or $0.13 per diluted share, relating to the extinguishment of debt, a contract termination lump sum settlement and a discrete tax item. Excluding the impact of these items, the net loss for the fourth quarter of 2016 would have been $37 million, or $0.15 per diluted share.

MORE

For the three months ended March 31, 2016, the Company reported net income attributable to Noble Corporation of $105 million, or $0.42 per diluted share, on revenues of $612 million. Results for the quarter included a favorable discrete tax item totaling $27 million, or $0.11 per diluted share, which when excluded, resulted in net income of $78 million, or $0.31 per diluted share.

A Non-GAAP supporting schedule is available following the financial information attached to this press release and at www.noblecorp.com providing a reconciliation for total revenues, net income (loss) attributable to Noble Corporation, income tax and diluted earnings per share for the first quarters of 2017 and 2016 and the fourth quarter 2016.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, noted, “First quarter fleet performance was exemplary, with total downtime approaching historic lows, while operating cost management efforts continued to produce positive results, helping to preserve our operating margins in the quarter. Also, for the first time in several quarters, we experienced a quarterly increase in our contract backlog following the award of multi-year contracts for three of our jackups. Finally, total debt was reduced in the quarter with the repayment of $300 million in senior notes. These accomplishments fortify our solid industry position and further prepare Noble to address emerging opportunities that should materialize as the offshore industry recovers.”

Contract drilling services revenues for the first quarter of 2017 totaled $355 million compared to $401 million in the fourth quarter of 2016, which included a $16 million contract termination lump sum settlement. Excluding the lump sum settlement, the eight percent decline was due primarily to unfavorable dayrate adjustments largely related to the Company’s floating rig fleet, a reduction in demobilization revenues and an $8 million unfavorable quarterly revaluation adjustment of a derivative instrument relating to contingent payments associated with a contract cancellation settlement reached in May 2016 with Freeport-McMoRan. These items were partially offset by a full quarter of operations on the high-specification jackup rig Noble Lloyd Noble and lower total downtime across the fleet. Average fleet utilization improved in the first quarter to 69 percent, up from 62 percent in the preceding quarter. However, average daily revenues declined to $202,700 from $238,700 over the same period of comparison. Despite an increase in operating days, contract drilling services costs declined nine percent in the first quarter to $160 million compared to $177 million in the preceding quarter. The favorable result was driven largely by lower activity in the floating rig fleet and a reduction in demobilization and repair and maintenance expenses, partially offset by a full quarter of operations on the Noble Lloyd Noble. With the further decrease in contract drilling services costs, the operating margin for the first quarter remained healthy at 55 percent compared to 56 percent in the preceding quarter.

Net cash from operating activities for the first quarter of 2017 was $142 million while capital expenditures totaled $19 million. The Company continues to expect total capital expenditures for 2017 to be approximately $115 million, representing a substantial reduction when compared to the average capital spending level over the past three years. This planned reduction in capital expenditures, together with lower revised operating costs, is expected to result in a positive free cash flow position in 2017, before any debt repayments.

During the first quarter of 2017, the Company utilized cash on hand to repay $300 million of senior note maturities, reducing total debt to $4.0 billion at March 31, 2017. The first quarter concluded with cash and cash equivalents totaling $520 million and an undrawn revolving credit facility of $2.445 billion, or total liquidity of approximately $3.0 billion.

Operating Highlights

For the first quarter of 2017, utilization of the Company’s floating rig fleet was 46 percent compared to 43 percent in the fourth quarter of 2016, with the slight increase reflecting the removal of two semisubmersible rigs retired from service in December 2016. Operating days during the first quarter declined eight percent when compared to the preceding quarter following the completion of contracts on the drillships Noble Bob Douglas and Noble Bully I. Average daily revenues in the first quarter declined to $363,100 from $429,400 during the preceding quarter, reflecting the completion of the two drillship contracts and a reduction in the dayrate on the Noble Globetrotter II from $434,000 to $185,000 following the commencement in December 2016 of an idle period in accordance with the previously disclosed contract amendment with Shell. The Noble Bob Douglas was mobilized during the first quarter to Suriname where it completed a one-well assignment in mid-April and is currently hot stacked in the southern Caribbean while the Company evaluates multiple near-term opportunities. Following the completion of the contract for the Noble Bully I, the rig was mobilized to the southern Caribbean where it will be cold stacked at an expected average daily cost of $10,000 to $15,000.

Utilization of the Company’s 14-rig jackup fleet reached 93 percent in the first quarter of 2017, up from 86 percent in the preceding quarter. The improvement reflected a full quarter of operations on the Noble Houston Colbert and Noble Lloyd Noble following the commencement of contracts on both rigs in late fourth quarter 2016. Average daily revenues in the first quarter improved to $123,200 compared to $108,900 in the preceding quarter, adjusted for a contract termination lump sum settlement on the Noble Tom Prosser. The Company added approximately 12 rig years in new contracts during the first quarter, equating to more than $650 million in revenue backlog, and closed the first quarter with all 14 jackups under contract, including 13 units currently executing drilling assignments.

At March 31, 2017, the Company’s contract backlog totaled $3.5 billion with an estimated $2.0 billion relating to the floating rig fleet and $1.5 billion to the jackup rig fleet. Approximately 54 percent of the available rig operating days remaining in 2017 are committed to contracts, including 32 percent of the floating rig fleet and 77 percent of the jackup fleet. In 2018, 40 percent of available operating days are committed to contracts, including 29 percent and 50 percent of the floating and jackup rig days, respectively.

Outlook

Although the offshore drilling industry continues to address a fleet capacity imbalance, Williams offered a note of optimism, stating, “We believe improving conditions in the offshore drilling industry are becoming clearer. Client tenders for both jackups and floating rigs are on the rise and include emerging regions, as well as previously active areas that have largely been dormant over the past two years. Also, contract awards, especially in the jackup sector, are occurring with greater frequency, and field development activity is up, relative to the recent past, as project cost rationalization efforts lead to better program economics. Finally, we believe long-term oil market fundamentals are supportive of stable to higher crude oil prices, which with time will support an increase in rig demand.

“We remain committed to preserving our excellent competitive position in the industry by building upon our operational and financial accomplishments of the past two years. I am proud of the consistency of our operational performance and the unwavering internal support of cost management initiatives. Also, our success with securing contracts, our backlog which includes numerous higher margin contracts, as well as the geographic positioning of our fleet, should drive future success. And finally, I am pleased with the healthy liquidity position we have preserved through the worst of the industry recession, as well as the manageability of our debt profile. We believe Noble is in an enviable position relative to our peers, as investors begin to shift their attention to 2018 and 2019.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 drillships and semisubmersibles and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its first quarter 2017 results on Friday, May 5, 2017, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-877-201-0168, or internationally 1-647-788-4901, using access code: 21883238, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Friday, May 5, 2017, beginning at 11:00 a.m. U.S. Central Daylight Time, through Monday, June 5, 2017, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 21883238. The replay will also be available on the Company’s Website following the end of the live call.

5/4/2017

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating revenues
Contract drilling services	$354,659	$591,367
Reimbursables	8,304	20,606
Other	13	—

	362,976	611,973

Operating costs and expenses
Contract drilling services	160,385	251,248
Reimbursables	5,146	16,006
Depreciation and amortization	135,718	149,719
General and administrative	15,880	19,540

	317,129	436,513

Operating income	45,847	175,460

Other income (expense)
Interest expense, net of amount capitalized	(73,447)	(57,100)
Interest income (expense) and other, net	1,233	(730)

Income (loss) before income taxes	(26,367)	117,630
Income tax benefit (provision)	(257,407)	6,503

Net income (loss)	(283,774)	124,133
Net income attributable to noncontrolling interests	(17,920)	(18,648)

Net income (loss) attributable to Noble Corporation plc	$(301,694)	$105,485

Per share data:
Basic	$(1.24)	$0.42
Diluted	$(1.24)	$0.42

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$519,771	$725,722
Accounts receivable, net	285,522	319,152
Prepaid expenses and other current assets	159,191	147,740

Total current assets	964,484	1,192,614

Property and equipment, at cost	12,381,850	12,364,888
Accumulated depreciation	(2,437,452)	(2,302,940)

Property and equipment, net	9,944,398	10,061,948

Other assets	97,084	185,555

Total assets	$11,005,966	$11,440,117

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$249,299	$299,882
Accounts payable	83,782	108,224
Accrued payroll and related costs	34,958	48,383
Other current liabilities	181,874	176,804

Total current liabilities	549,913	633,293

Long-term debt	3,792,520	4,040,229
Other liabilities	481,708	299,150

Total liabilities	4,824,141	4,972,672

Commitments and contingencies

Equity
Total shareholders’ equity	5,460,534	5,758,681
Noncontrolling interests	721,291	708,764

Total equity	6,181,825	6,467,445

Total liabilities and equity	$11,005,966	$11,440,117

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$(283,774)	$124,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,718	149,719
Other changes in operating activities	289,929	(101,414)

Net cash provided by operating activities	141,873	172,438

Cash flows from investing activities
New construction	—	(5,576)
Capital expenditures	(18,716)	(41,944)
Capitalized interest	—	(3,837)
Other investing activities	(19,393)	(34,936)

Net cash used in investing activities	(38,109)	(86,293)

Cash flows from financing activities
Debt issuance costs on senior notes and credit facility	(42)	—
Repayment of long-term debt	(300,000)	(300,000)
Dividend payments	—	(37,546)
Dividends paid to noncontrolling interests	(5,393)	(21,513)
Taxes withheld on employee stock transactions	(4,280)	(3,133)

Net cash used in financing activities	(309,715)	(362,192)

Net decrease in cash and cash equivalents	(205,951)	(276,047)
Cash and cash equivalents, beginning of period	725,722	512,245

Cash and cash equivalents, end of period	$519,771	$236,198

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2017			2016			2016
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$354,659	$—	$354,659	$591,367	$—	$591,367	$400,879	$—	$400,879
Reimbursables	8,304	—	8,304	20,606	—	20,606	9,160	—	9,160
Other	—	13	13	—	—	—	117	—	117

	$362,963	$13	$362,976	$611,973	$—	$611,973	$410,156	$—	$410,156

Operating costs and expenses
Contract drilling services	$160,385	$—	$160,385	$251,248	$—	$251,248	$176,810	$—	$176,810
Reimbursables	5,146	—	5,146	16,006	—	16,006	6,053	—	6,053
Depreciation and amortization	129,778	5,940	135,718	144,029	5,690	149,719	149,335	5,825	155,160
General and administrative	15,880	—	15,880	19,540	—	19,540	14,912	—	14,912
Loss on impairment	—	—	—	—	—	—	1,442,133	—	1,442,133

	$311,189	$5,940	$317,129	$430,823	$5,690	$436,513	$1,789,243	$5,825	$1,795,068

Operating income (loss)	$51,774	$(5,927)	$45,847	$181,150	$(5,690)	$175,460	$(1,379,087)	$(5,825)	$(1,384,912)

Operating statistics
Jackups:
Average Rig Utilization	93%			84%			86%
Operating Days	1,170			981			1,050
Average Dayrate (1)	$123,154			$134,868			$124,470
Semisubmersibles:
Average Rig Utilization	17%			48%			13%
Operating Days	90			350			92
Average Dayrate	$131,015			$258,786			$166,253
Drillships:
Average Rig Utilization	68%			100%			73%
Operating Days	490			728			537
Average Dayrate	$405,719			$506,141			$474,462
Total:
Average Rig Utilization	69%			79%			62%
Operating Days	1,750			2,059			1,679
Average Dayrate (1)	$202,674			$287,169			$238,704

(1)	The fourth quarter of 2016 includes the contract cancellation of the Noble Tom Prosser. Exclusive of this item, the average dayrate for the fourth quarter of 2016 would have been $108,880 and $228,954 for jackups and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three Months Ended March 31,
	2017	2016
Numerator:
Basic
Net income (loss) attributable to Noble Corporation plc	$(301,694)	$105,485
Earnings allocated to unvested share-based payment awards (1)	—	(3,822)

Net income (loss) to common shareholders - basic	$(301,694)	$101,663

Diluted
Net income (loss) attributable to Noble Corporation plc	$(301,694)	$105,485
Earnings allocated to unvested share-based payment awards (1)	—	(3,822)

Net income (loss) to common shareholders - diluted	$(301,694)	$101,663

Denominator:
Weighted average number of shares outstanding - basic	244,222	242,826
Incremental shares issuable from assumed exercise of stock options	—	—

Weighted average number of shares outstanding - diluted	244,222	242,826

Weighted average unvested share-based payment awards (1)	—	9,129

Earnings (loss) per share
Basic	$(1.24)	$0.42
Diluted	$(1.24)	$0.42

(1)	For the quarter ended March 31, 2017, we experienced a net loss from continuing operations. As such, unvested share-based payment awards were excluded from the diluted earnings per share calculation at March 31, 2017, as such awards were not dilutive.

Non-GAAP Reconciliation

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on May 4, 2017, and discussed in the related conference call on May 5, 2017, are appropriate measures of the continuing and normal operations of the Company:

(i) In the first quarter of 2017, a discrete tax item;

(ii) In the first quarter of 2016, a discrete tax item; and

(iii) In the fourth quarter of 2016, the contract cancellation of the Noble Tom Prosser with Quadrant Energy, the impairment of five of our rigs and certain other capital spares, the early retirement of debt in connection with the Company’s tender offers on its Senior Notes due in 2020, 2021 and 2022 and a fourth quarter discrete tax item.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended,
	March 31,
	2017	2016
Reconciliation of Income tax benefit (provision)
Income tax benefit (provision)	$(257,407)	$6,503

Adjustments
Discrete tax items	(260,085)	27,284

Total Adjustments	(260,085)	27,284

Adjusted income tax benefit (provision)	$2,678	$(20,781)

	Three Months Ended
	March 31,
	2017	2016
Reconciliation of net income (loss) attributable to Noble Corporation plc
Net income (loss) attributable to Noble Corporation plc	$(301,694)	$105,485

Adjustments
Discrete tax items	(260,085)	27,284

Total Adjustments	(260,085)	27,284

Adjusted net income (loss) attributable to Noble Corporation plc	$(41,609)	$78,201

	Three Months Ended
	March 31,
	2017	2016
Reconciliation of diluted EPS
Unadjusted diluted EPS	$(1.24)	$0.42
Discrete tax items	(1.07)	0.11

Adjusted diluted EPS	$(0.17)	$0.31

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended,
December 31,
2016
Reconciliation of total revenue
Contract drilling services revenue	$400,879
Reimbursables	9,160
Other	117

Total revenue	$410,156

Adjustments
Noble Tom Prosser cancellation agreement	(16,375)

Total Adjustments	(16,375)

Adjusted total revenue	$393,781

Three Months Ended,
December 31,
2016
Reconciliation of Income tax provision
Income tax benefit (provision)	$149,473

Adjustments
Noble Tom Prosser cancellation agreement	(334)
Loss on impairment	144,103
Debt retirement	762
Discrete tax items	8,472

Total Adjustments	153,003

Adjusted income tax provision	$(3,530)

Three Months Ended
December 31,
2016
Reconciliation of net income (loss) attributable to Noble Corporation plc
Net income (loss) attributable to Noble Corporation plc	$(1,302,850)

Adjustments
Noble Tom Prosser cancellation agreement	(16,041)
Loss on impairment	1,298,030
Gain on extinguishment of debt, net of tax	(7,510)
Discrete tax items	(8,472)

Total Adjustments	1,266,007

Adjusted net income (loss) attributable to Noble Corporation plc	$(36,843)

Three Months Ended
December 31,
2016
Reconciliation of diluted EPS
Unadjusted diluted EPS	$(5.36)
Noble Tom Prosser cancellation agreement	(0.07)
Loss on impairment	5.34
Gain on extinguishment of debt, net of tax	(0.03)
Discrete tax items	(0.03)

Adjusted diluted EPS	$(0.15)